Exhibit 10.17

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of March 5, 2019 (the “Effective Date”), by and between Thomas J. Leonard (“Executive”) and Agiliti, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms set forth in this Agreement; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment Term. The Company hereby agrees to employ Executive, and Executive hereby agrees to accept employment with the Company, upon the terms and conditions contained in this Agreement. Executive’s employment pursuant to this Agreement commenced on the Effective Date and shall continue until terminated pursuant to Section 9. The period during which Executive is employed by the Company pursuant to this Agreement is hereinafter referred to as the “Term.”

2. Duties and Location. Executive shall have the title of Chief Executive Officer of the Company and shall have such duties, authorities and responsibilities as are consistent with such position and as the Board of Directors of the Company (the “Board”) may designate from time to time. Executive shall report directly to the Board. The Company shall appoint Executive a member of the Board and shall nominate and recommend the Executive for election as a member of the Board at each stockholders’ meeting occurring during the Term where the election of directors is scheduled. Executive shall devote his full working time and attention and Executive’s best efforts to Executive’s employment and service with the Company and shall perform Executive’s services in a capacity and in a manner consistent with Executive’s position for the Company; provided, that this Section 2 shall not be interpreted as prohibiting Executive from (i) managing Executive’s personal investments (so long as such investment activities are of a passive nature), (ii) engaging in charitable or civic activities, (iii) participating on boards of directors or similar bodies of non-profit organizations, or (iv) subject to approval by the Board in its sole discretion, participating on boards of directors or similar bodies of for-profit organizations, in each case of (i) – (iv), so long as such activities do not, individually or in the aggregate, (a) materially interfere with the performance of Executive’s duties and responsibilities hereunder, (b) create a fiduciary conflict, or (c) result in a violation of Section 14 of this Agreement. If requested, Executive shall also serve as an executive officer and/or board member of the board of directors (or similar governing body) of any entity that is a Subsidiary of the Company, without any additional compensation. Executive’s principal place of employment shall be in the greater San Diego, California area but Executive shall be required to travel to and render services at other Company locations, as may reasonably be required by his duties hereunder. The Company will establish a satellite office in the greater San Diego, California area to support Executive and others working in the San Diego, California area.

3. Base Salary. During the Term, the Company shall pay Executive a base salary at an annual rate of $750,000, payable in accordance with the Company’s normal payroll practices for employees as in effect from time to time. Executive shall be entitled to such increases (but not decreases) in base salary, if any, as may be determined from time to time in the sole discretion of the Board. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4. Annual Bonus. With respect to each calendar year during the Term, Executive shall be eligible to earn an annual cash bonus award (the “Annual Bonus”) of one hundred percent (100%) of Base Salary (“Target Bonus Opportunity”), based upon the Executive’s achievement and the Company’s achievement of annual performance targets established by the Board in its sole discretion after consultation with Executive at the beginning of each such calendar year. The Annual Bonus, if any, for each calendar year during the Term shall be paid to Executive at the same time that other senior executives of the Company receive annual bonus payments, but in no event earlier than January 1 and in no event later than April 15th of the year following the calendar year to which such Annual Bonus relates. Executive shall not be paid any Annual Bonus with respect to a calendar year unless Executive is employed with the Company through the end of the calendar year to which such Annual Bonus relates.

5. Equity Eligibility. Executive shall be eligible to receive stock options and other equity awards under the Company’s equity programs.

6. Benefits. During the Term, Executive shall be entitled to participate in any benefit plans, including medical, disability and life insurance (but excluding any severance or bonus plans unless specifically referenced in this Agreement) offered by the Company as in effect from time to time (collectively, “Benefit Plans”), on the same basis as those generally made available to other senior executives of the Company, to the extent consistent with applicable law and the terms of the applicable Benefit Plan. The Company does not promise the adoption or continuance of any particular Benefit Plan and reserves the right to amend or cancel any Benefit Plan at any time in its sole discretion (subject to the terms of such Benefit Plan and applicable law).

7. Vacation. Executive will be entitled to vacation and sick time consistent with the Company’s executive paid time off policy.

8. Expense Reimbursement. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

9. Termination of Employment. The Term and Executive’s employment hereunder may be terminated as follows:

(a) Automatically in the event of the death of Executive;

(b) At the option of the Company, by written notice to Executive or Executive’s personal representative in the event of the Disability of Executive. As used herein, the term “Disability” shall mean the Executive is disabled within the meaning of the Company’s long-term disability policy then in effect;

(c) At the option of the Company for Cause, on prior written notice to Executive;

(d) At the option of the Company at any time without Cause (provided that the assignment of this Agreement to, and assumption of this Agreement by, the purchaser of all or substantially all of the assets of the Company shall not be treated as a termination without Cause under this Section 9(d)), by delivering written notice of its determination to terminate to Executive;

(e) At the option of Executive for Good Reason;

(f) At the option of Executive without Good Reason, upon ninety (90) days prior written notice to the Company (which the Company may, in its sole discretion, make effective as a resignation earlier than the termination date provided in such notice; provided that the Company shall continue to pay Executive his Base Salary for such ninety (90) day period).

10. Payments by Virtue of Termination of Employment.

(a) Termination by the Company Without Cause or by Executive For Good Reason. If Executive’s employment is terminated at any time during the Term by the Company without Cause or by Executive for Good Reason, subject to Section 10(e) of this Agreement, Executive shall be entitled to:

(i) (A) within ten (10) days following such termination, (i) payment of Executive’s accrued and unpaid Base Salary, (ii) payment for any accrued but unused vacation days, (iii) payment of any earned but unpaid Annual Bonus with respect to the year prior to the year of termination and (iv) reimbursement of expenses under Section 8 of this Agreement, in each case of (i) through (iv), accrued through the date of termination and (B) all other accrued amounts or accrued benefits due to Executive in accordance with the Company’s benefit plans, programs or policies (other than severance);

(ii) if the termination occurs prior to a Change in Control or more than two years after a Change in Control, an amount equal to the sum of (A) twelve (12) months of Executive’s Base Salary as in effect immediately prior to Executive’s date of termination and (B) Executive’s Target Bonus Opportunity for the year of termination, which sum shall be payable during the twelve (12) month period commencing on the date of termination (the “Severance Period”) in substantially equal installments in accordance with the Company’s regular payroll practices as in effect from time to time, provided, that the first payment pursuant to this Section 10(a)(ii) shall be made on the payment date (“Payment Date”) determined as (A) the next regularly scheduled payroll date following the second business day after the Release as set forth in Section 10(e) becomes effective and irrevocable (B) unless the sixty (60) day period following the Executive’s termination spans two calendar years in which event on the next regularly scheduled payroll date following the later of (i) the second business day after the Release becomes effective and irrevocable and (ii) the second business day of the second calendar year in such sixty (60) day period, and in all events payments shall include payment of any amounts that would otherwise be due prior to the Payment Date; and

(iii) if the termination occurs on or within two years after a Change in Control, an amount equal to the sum of (A) twenty-four (24) months of Executive’s Base Salary as in effect immediately prior to Executive’s date of termination and (B) two times the Executive’s Target Bonus Opportunity for the year of termination, which sum shall be payable in a lump sum on the Payment Date; and

(iv) an amount equal to the pro-rata portion of Executive’s Annual Bonus for the year of termination, based on the number of days the Executive is employed during such year and based on objective actual performance through the date of termination (or the end of the month preceding such termination if such performance is generally determined as of the end of the month), payable in a lump-sum on the Payment Date (“Pro-rata Bonus”); and

(v) a lump sum payment on the Payment Date equivalent to the amount the COBRA premium would be for Executive for the health coverage Executive had prior to the termination (for Executive and his family to the extent applicable) multiplied by (A) twelve (12) if the termination of employment occurs prior to a Change in Control or more than two years after a Change in Control or (B) twenty four (24) if the termination of employment occurs on or within two years following a Change in Control. Executive may but is not required to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) to receive the payment in this Section 10(a)(v); and

(vi) options and restricted stock units granted under the Company’s 2018 Omnibus Incentive Plan or any other equity plan or program that would otherwise vest during the twelve (12) months following such termination of employment will vest in full immediately upon such termination of employment; and

(vii) performance restricted stock units granted under the Company’s 2018 Omnibus Incentive Plan or any other equity plan or program will vest based on actual performance through the date of Executive’s termination of employment and projected performance from the date immediately after Executive’s termination of employment through the end of the applicable performance period based on the then current operating budget of the Company (last previously approved by the Board prior to the Executive’s termination of employment and after consultation with the then current Chief Executive Officer of the Company), with the Shares earned pursuant to such performance restricted stock units prorated based on the number of days the Executive would have been employed during the performance period if the Executive had remained employed through the first anniversary of the termination of his employment in comparison to the total number of days in the performance period.

(b) Termination by the Company With Cause or by Executive Without Good Reason. If the Company terminates Executive’s employment for Cause during the Term or Executive terminates his employment without Good Reason during the Term, Executive shall be entitled to receive the payments and benefits described under Section 10(a)(i) of this Agreement. In addition, if the Executive terminates his employment without Good Reason during the Term, Executive shall be entitled to receive a Pro-rata Bonus.

(c) Termination due to Executive’s Death or Disability. If Executive’s employment terminates during the Term due to death or Disability, Executive or Executive’s legal representatives, as applicable, shall be entitled to (i) an amount equal to the sum of twelve (12) months of Executive’s Base Salary as in effect immediately prior to Executive’s date of termination, (ii) the Pro-rata Bonus, and (iii) the payments and benefits described under Section 10(a)(i) of this Agreement.

(d) Termination pursuant to Transition Plan. Without limitation on the payment and benefits pursuant to Section 10(a), if the Executive’s employment terminates in accordance with an orderly transition plan coordinated with the Board, subject to Section 10(e) of this Agreement, Executive shall be entitled to:

(i) Options and restricted stock units granted to Executive under the Company’s 2018 Omnibus Incentive Plan or any other equity plan or program that would otherwise vest during the twenty-four (24) months following such termination will vest in full immediately upon such termination; and

(ii) Performance restricted stock units granted to Executive under the Company’s 2018 Omnibus Incentive Plan or any other equity plan or program will vest based on actual performance through the date of Executive’s termination of employment and projected performance from the date immediately after Executive’s termination of employment through the end of the applicable performance period based on the then current operating budget of the Company (last previously approved by the Board prior to the Executive’s termination of employment and after consultation with the then current Chief Executive Officer of the Company), with the Shares earned pursuant to such performance restricted stock units prorated based on the number of days the Executive would have been employed during the performance period if the Executive had remained employed through the second anniversary of the termination of his employment in comparison to the total number of days in the performance period (but not resulting in more than a 100% proration).

(e) Conditions to Payment. All payments and benefits due to Executive under this Section 10 which are not otherwise required by applicable law shall be payable only if Executive executes and delivers to the Company a general release of claims in a form substantially as set forth on Attachment A (“Release”) and such Release is no longer subject to revocation (to the extent applicable), in each case, within sixty (60) days following termination of employment. Failure to timely execute and return such Release or revocation thereof shall be a waiver by Executive of Executive’s right to severance (which, for the avoidance of doubt, shall not include any amounts described in Section 10(a)(i) of this Agreement). In addition, severance shall be conditioned on Executive’s continued compliance with Section 14 of this Agreement as provided in Section 16 below.

(f) No Other Severance. Executive hereby acknowledges and agrees that, other than the severance payments described in this Section 10 upon the effective date of the termination of Executive’s employment, Executive shall not be entitled to any other severance payments or benefits of any kind under any Company benefit plan, severance policy generally available to the Company’s employees or otherwise and all other rights of Executive to compensation under this Agreement shall end as of such date.

11. Definitions. For purposes of this Agreement,

(a) “Affiliate” shall mean any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

(b) “Cause” shall mean, (i) the commission by Executive of, or the indictment of Executive for (or pleading guilty or nolo contendere to), a felony or a crime involving moral turpitude, (ii) Executive’s repeated failure or refusal to faithfully and diligently perform the usual and customary duties of his employment or to act in accordance with any lawful direction or order of the Board, which failure or refusal is not cured within thirty (30) days after written notice thereof is given to Executive, (iii) Executive’s material breach of fiduciary duty, (iv) Executive’s theft, fraud, or dishonesty with regard to the Company or any of its Affiliates or in connection with Executive’s duties, (v) Executive’s material violation of the Company’s code of conduct or similar written policies, (vi) Executive’s willful misconduct unrelated to the Company or any of its Affiliates having, or likely to have, a material negative impact on the Company or any of its Affiliates (economically or its reputation), (vii) an act of gross negligence or willful misconduct by the Executive that relates to the affairs of the Company or any of its Affiliates, or (viii) material breach by Executive of any provisions of this Agreement.

(c) “Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any of the following events:

(i) any individual, entity or group (within the meaning of Sections 13(d)(3) of the Securities Exchange Act of 1934, as amended) (“Person”) has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (A) the then-outstanding Shares (“Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (“Outstanding Company Voting Securities”); or

(ii) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any entity controlled by the Company, or a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any entity controlled by the Company (each, a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or entity resulting from such Business Combination (including, without limitation, a corporation or entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the corporation or equity of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation or entity, and (C) at least a majority of the members of the board of directors or comparable governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) immediately prior to the complete liquidation or dissolution of the Company.

(d) “Good Reason” shall mean, without Executive’s consent, (i) any material diminution in Executive’s responsibilities, authorities or duties; provided that in the event of Executive’s Disability, the Company’s appointment of an interim Chief Executive Officer shall not constitute a diminution of Executive’s responsibilities, authorities or duties, (ii) any reduction in Executive’s (x) Base Salary or (y) Target Bonus Opportunity (except in the event of an across the board reduction in Base Salary or Target Bonus Opportunity applicable to substantially all senior executives of the Company), (iii) a relocation of Executive’s place of employment by more than fifty (50) miles or (iv) Executive is not a member of the Board; provided, that no event described in clause (i), (ii), (iii) or (iv) shall constitute Good Reason unless (A) Executive has given the Company written notice of the termination, setting forth the conduct of the Company that is alleged to constitute Good Reason, within thirty (30) days following the occurrence of such event, and (B) Executive has provided the Company at least sixty (60) days following the date on which such notice is provided to cure such conduct and the Company has failed to do so. Failing such cure, a termination of employment by Executive for Good Reason shall be effective on the day following the expiration of such cure period.

12. Return of Company Property. Within ten (10) days following the effective date of Executive’s termination for any reason, Executive or Executive’s personal representative shall, return all property of the Company or any of its Affiliates in Executive’s possession, including, but not limited to, all Company-owned computer equipment (hardware and software), telephones, facsimile machines, tablet computers and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company or any of its Affiliates, the Company’s or any of its Affiliates’ customers and clients or their respective prospective customers or clients. Anything to the contrary notwithstanding, Executive shall be entitled to retain (i) personal papers and other materials of a personal nature; (ii) information showing Executive’s compensation or relating to reimbursement of expenses, and (iii) copies of plans, programs and agreements relating to Executive’s employment, or termination thereof, with the Company which he received in Executive’s capacity as a participant; provided, that, in each case of (i) – (iii), such papers or materials do not include Confidential and Proprietary Information (as defined in Section 14(a)).

13. Resignation as Officer or Director. Upon the effective date of any Executive’s termination, Executive shall be deemed to have resigned, to the extent applicable, as an officer of the Company, as a member of the board of directors or similar governing body of the Company or any of its Affiliates, and as a fiduciary of any Company benefit plan. On or immediately following the effective date of any such termination of Executive’s employment, Executive shall confirm the foregoing by submitting to the Company in writing a confirmation of Executive’s resignation(s).

14. Confidentiality; Non-Solicitation; Non-Competition.

(a) Confidential and Proprietary Information. The Executive agrees that during and at all times after the Term, the Executive will keep secret all confidential matters and materials of the Company (including its subsidiaries and affiliates), including, without limitation, know-how, trade secrets, real estate plans and practices, individual office results, customer lists, pricing policies, operational methods, any information relating to the Company (including any of its subsidiaries and affiliates) products, processes, customers and services and other business and financial affairs of the Company (collectively, the “Confidential Information”), to which the Executive had or may have access and will not disclose such Confidential Information to any person, other than (i) the Company, its respective authorized employees and such other persons to whom the Executive has been instructed to make disclosure by the Board, (ii) as appropriate (as determined by the Executive in good faith) to perform his duties hereunder, or (iii) in compliance with legal process or regulatory requirements. “Confidential Information” will not include any information which is in the public domain during or after the Term, provided such information is not in the public domain as a consequence of disclosure by the Executive in violation of this Employment Agreement. The Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether above or jointly with others) while employed by the Company or its predecessors and its subsidiaries (“Work Product”), belong to the Company or such subsidiary. The Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). Nothing in this Agreement is intended to or will be used in any way to limit Executive’s rights to communicate with a government agency or seek and obtain a whistleblower award from a government agency, as provided for, protected under or warranted by applicable law, including Section 21F of the Securities Exchange Act of 1934, as amended. Further, 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(b) Non-Solicitation. Executive hereby acknowledges and agrees that during Executive’s employment with the Company and for a period of two (2) years commencing with the date of Executive’s termination of employment with the Company (the “Restricted Period”), Executive shall not, without the written consent of the Board, directly or indirectly, on Executive’s behalf or the behalf of a third party, hire, solicit, persuade or induce to leave, or attempt to do any of the foregoing, any person who is employed by, or performing services as an independent contractor for, the Company or any of its Affiliates as of the date of Executive’s termination (or who was an employee or independent contractor of the Company or any of its Affiliates at any time during the twelve (12) months preceding Executive’s date of termination).

(c) Non-Competition. Executive hereby acknowledges and agrees that during the Restricted Period, Executive shall not, directly or indirectly, be employed by or otherwise provide services for, including, but not limited to, as a consultant, independent contractor or in any other capacity, or own or invest in (other than ownership for investment purposes of less than two percent (2%) of a publicly traded company) any company or other entity or organization engaged in the business of renting medical equipment products and providing various services related to medical and veterinary equipment including, without limitation, asset recovery and equipment brokerage, biomedical services, asset management, equipment outsourcing and maintenance and repair of medical equipment in the United States of America.

(d) Tolling. In the event of any violation of the provisions of this Section 14, Executive acknowledges and agrees that the post-termination restrictions contained in this Section 14 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

15. Cooperation. From and after Executive’s termination of employment, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, provided, that the Company shall reimburse Executive for Executive’s reasonable costs and expenses (including legal counsel selected by Executive and reasonably acceptable to the Company) and such cooperation shall not unreasonably burden Executive or unreasonably interfere with any subsequent employment that Executive may undertake.

16. Injunctive Relief and Specific Performance. Executive understands and agrees that Executive’s covenants under Sections 12, 14 and 15 are special and unique and that the Company and its Affiliates may suffer irreparable harm if Executive breaches any of Sections 12, 14, or 15 because monetary damages would be inadequate to compensate the Company and its Affiliates for the breach of any of these sections. Accordingly, Executive acknowledges and agrees that the Company shall, in addition to any other remedies available to the Company at law or in equity, be entitled to obtain specific performance and injunctive or other equitable relief by a federal or state court in Minnesota to enforce the provisions of Sections 12, 14 and/or 15 without the necessity of posting a bond or proving actual damages, without liability should such relief be denied, modified or vacated. Each party shall be responsible for his or its own attorney’s fees in respect of any such action or proceeding. Additionally, in the event of a breach or threatened breach by Executive of Section 14, in addition to all other available legal and equitable rights and remedies, the Company shall have the right to cease making payments, if any, being made pursuant to Section 10(a)(ii) hereunder. Executive also recognizes that the territorial, time and scope limitations set forth in Section 14 are reasonable and are properly required for the protection of the Company and its Affiliates and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Company and Executive agree, and Executive submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances.

17. Miscellaneous.

(a) All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (i) certified mail, postage and fees prepaid, or (ii) nationally recognized overnight express mail service, as follows:

If to the Company:

Agiliti, Inc.

6625 West 78th Street, Suite 300

Minneapolis, MN 55439

Attn: General Counsel

If to Executive:

At his home address as then shown in the Company’s personnel records,

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b) This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its successors and assigns.

(c) Except with respect to equity awards granted concurrent herewith on the Effective Date, this Agreement contains the entire agreement between the parties and their affiliates with respect to the subject matter hereof and supersedes all other agreements, including without limitation the employment agreement entered into as of April 8, 2015 and amended on March 29, 2016 and November 4, 2016, term sheets, offer letters, and drafts thereof, oral or written, between the parties hereto with respect to the subject matter hereof. No promises, statements, understandings, representations or warranties of any kind, whether oral or in writing, express or implied, have been made to Executive by any person or entity to induce him to enter into this Agreement other than the express terms set forth herein, and Executive is not relying upon any promises, statements, understandings, representations, or warranties other than those expressly set forth in this Agreement.

(d) No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party charged with waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.

(e) If any provisions of this Agreement (or portions thereof) shall, for any reason, be held invalid or unenforceable, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect. If any court of competent jurisdiction finds that any restriction contained in this Agreement is invalid or unenforceable, then the parties hereto agree that such invalid or unenforceable restriction shall be deemed modified so that it shall be valid and enforceable to the greatest extent permissible under law, and if such restriction cannot be modified so as to make it enforceable or valid, such finding shall not affect the enforceability or validity of any of the other restrictions contained herein.

(f) This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

(g) The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement. The parties have jointly participated in the drafting of this Agreement, and the rule of construction that a contract shall be construed against the drafter shall not be applied. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(h) Notwithstanding anything to the contrary in this Agreement:

(i) The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and authoritative guidance promulgated thereunder to the extent applicable (collectively “Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In no event whatsoever will the Company, any of its affiliates, or any of their respective directors, officers, agents, attorneys, employees, executives, shareholders, investors, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service. If any payment, compensation or other benefit provided to the Executive in connection with the termination of his employment is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a specified employee as defined in Section 409A(2)(B)(i) of the Code, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination or, if earlier, ten business days following the Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(iii) All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind, benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(iv) If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(i) This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Minnesota without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce or avoid this Agreement, or otherwise arising from or under the terms of this Agreement, shall be brought only in a state or federal court located in the State of Minnesota. The parties hereby irrevocably consent and submit to the jurisdiction of such courts, acknowledge the propriety of the venue there, and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

(j) Other than the Company’s right to seek injunctive relief or specific performance as provided in this Agreement, any dispute, controversy, or claim between the Executive, on the one hand, and the Company, on the other hand, arising out of, under, pursuant to, or in any way relating to this Agreement and Executive’s employment shall be submitted to and resolved by confidential and binding arbitration (“Arbitration”), administered by the

American Arbitration Association (“AAA”) and conducted pursuant to the rules then in effect of the AAA governing commercial disputes. The Arbitration hearing shall take place in Minneapolis, Minnesota. Such Arbitration shall be before three neutral arbitrators (the “Panel”) licensed to practice law and familiar with commercial disputes. Any award rendered in any Arbitration shall be final and conclusive upon the parties to the Arbitration and not subject to judicial review, and the judgment thereon may be entered in the highest court of the forum (state or federal) having jurisdiction over the issues addressed in the Arbitration, but entry of such judgment will not be required to make such award effective. The Panel may enter a default decision against any party who fails to participate in the Arbitration. The administration fees and expenses of the Arbitration shall be borne equally by the parties to the Arbitration; provided that each party shall pay for and bear the cost of his/her/its own experts, evidence, and attorney’s fees, except that, in the discretion of the Panel, any award may include the costs of a party’s counsel and/or its share of the expense of Arbitration if the Panel expressly determines that an award of such costs is appropriate to the party whose position substantially prevails in such Arbitration. Notwithstanding any other provision of this Agreement, no party shall be entitled to an award of special, punitive, or consequential damages. To submit a matter to Arbitration, the party seeking redress shall notify in writing, in accordance with Section 17(a) of this Agreement, the party against whom such redress is sought, describe the nature of such claim, the provision of this Agreement that has been allegedly violated and the material facts surrounding such claim. The Panel shall render a single written, reasoned decision. The decision of the Panel shall be binding upon the parties to the Arbitration, and after the completion of such Arbitration, the parties to the Arbitration may only institute litigation regarding the Agreement for the sole purpose of enforcing the determination of the Arbitration hearing or, with respect to the Company, to seek injunctive or equitable relief pursuant to Section 16 of this Agreement. The Panel shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this agreement to arbitrate, including any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties except to the extent such disclosure is required by law, or in a proceeding to enforce any rights under this Agreement.

EXECUTIVE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, HE IS WAIVING ANY RIGHT THAT HE MAY HAVE TO A JURY TRIAL OR A COURT TRIAL RELATED TO THIS AGREEMENT.

(k) Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he/she is bound and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive on and after the Effective Date, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has had the opportunity to consult with independent legal counsel or other advisor of his choice and has done so regarding his rights and obligations under this Agreement, that he is entering into this Agreement knowingly, voluntarily, and of his own free will, that he is relying on his own judgment in doing so, and that he fully understands the terms and conditions contained herein.

(l) The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

(m) The covenants and obligations of the Company under Sections 10, 15, 16 and 17 hereof, and the covenants and obligations of Executive under Sections 10, 12, 13, 14, 15, 16 and 17 hereof, shall continue and survive any expiration of the Term, termination of Executive’s employment or any termination of this Agreement.

(n) Representation by Counsel. Executive acknowledges and agrees that Executive was represented by counsel in connection with the negotiation of this Agreement, namely Perkins Coie LLP. Executive acknowledges and agrees that the Company’s principal place of business and headquarters are located in Minneapolis, Minnesota, and even though Executive may not be physically located in the State of Minnesota at all times for the performance of all of Executive’s duties and responsibilities under this Agreement, Executive will be required to travel routinely to Minnesota on business on behalf of the Company and Executive’s employment is effectively providing services to the Company within the State of Minnesota. Executive acknowledges and agrees that any equity awards made pursuant to the Company’s 2018 Omnibus Incentive Plan, or any successor plan, will be subject to restrictive covenants, governing law, and dispute provisions set forth therein, to which Executive shall be bound in all respects. Executive further acknowledges and agrees that pursuant to Section 925 of the California Labor Code, (i) Executive has waived the application of California law to this Agreement and any proceeding, (ii) Executive has waived any right to have any proceeding adjudicated in California, and (iii) Executive acknowledges and agrees that any Proceeding shall not be deemed to be a controversy arising in California.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AGILITI, INC.

By:	/s/ ROBERT L. CREVISTON
By: Robert L. Creviston
Title: Chief Human Resources Officer

/s/ THOMAS J. LEONARD
Thomas J. Leonard

ATTACHMENT A

This Release (“Release”) between Agiliti, Inc. (hereinafter “Company”) and you relate to your termination from employment with the Company and its subsidiaries, which will be effective on ____________ (“Termination Date”).

Release of Claims

In consideration of and subject to the performance by the Company and its subsidiaries and affiliates of its obligations under Section 10 of the Employment Agreement, entered into effective as of March 5, 2019 between you the Company, you agree on your own behalf and on behalf of anyone claiming rights through you, to fully and finally release, waive and forever discharge the Company, its subsidiaries and other affiliates, successors, past and present officers, directors, committees, employees, insurers, agents, attorneys, associates and employee benefit plans (collectively “Released Parties”) from all claims, demands or causes of action arising out of facts or occurrences before and as of the date of this Release, whether known or unknown to you; however, you are not prohibited from pursuing claims for any employee benefit vested and accrued in your favor as of your Termination Date.

You agree that this Release is intended to be broadly construed so as to resolve any pending and potential disputes between you and the Released Parties that you have up to the date of your acceptance of this Release, whether such disputes are known or unknown to you, including, but not limited to, claims based on express or implied contract; any administrative agency action or proceeding to the extent allowed by law; any action arising in tort, including, but not limited to interference with contractual or business relationships, breach of fiduciary duty, promissory or equitable estoppel, invasion of privacy, libel, slander, defamation, intentional infliction of emotional distress, or negligence; any or all claims for wrongful discharge, breach of a covenant of good faith and fair dealing; and any and all claims including but not limited to those based on the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act, the Civil Rights Act of 1991, the Employment Retirement Income Security Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the State of Minnesota Human Rights Act, other applicable state human rights laws and any other applicable federal, state, local or foreign law, regulation, ordinance or order. The above release of claims does not include any claims that the law does not allow to be waived or any claims that may arise after the date you sign this Release, nor does it prohibit you from filing any charge or complaint with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”). Notwithstanding the foregoing, you release and waive any right you may have to obtain monetary relief or compensation awarded by the EEOC. You further agree to not voluntarily assist or participate in any lawsuits brought by other individuals against the Released Party, unless such assistance is requested by the Company or the Released Party.

Acceptance of this Release

You acknowledge that, before signing this Release, you were given a period of at least [21][45] days from the date of receipt of this Release to consider it. To accept the terms of this Release, you must sign and date it within the [21][45]-day consideration period or by the end of the workday on your Termination Date, whichever is later. You may not sign this Release before your Termination Date. After you have signed and dated this Release, you must send or return it to the Company by hand or by mail within the [21][45]-day period that you have to consider it. Any changes to this Release whether material or not will not restart the running of the [21][45]-day period.

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To accept this Release, sign and return it to the Chief Human Resources Officer, Agiliti, Inc., 6625 West 78th Street, Suite 300, Minneapolis, MN 55439

If you choose to return this Release by mail, it must be properly addressed and postmarked within the [21][45]-day consideration period and sent by certified mail, return receipt requested, first-class postage prepaid.

If you sign this Release before the end of the [21][45]-day consideration period, it will be your voluntary decision to do so because you have decided that you do not need any additional time to decide whether to sign it. You waive any right you might have to additional time beyond the [21][45]-day consideration period within which to consider this Release.

You have been advised by the Company to consult with an attorney before signing this Release and this sentence constitutes such advice in writing.

Rescission of this Release

At any time for a period of 15 days after you have signed this Release (not counting the day you signed it), you may rescind it. This Release will not become effective or enforceable until the 15-day rescission period has expired without you rescinding it. To rescind your acceptance, you must send by mail or hand-deliver a written, signed statement of rescission of your acceptance to the Company within the 15-day rescission period. Any statement of recession of acceptance must be directed to the Chief Human Resources Officer, Agiliti, Inc., 6625 West 78th Street, Suite 300, Minneapolis, MN 55439. If you choose to return it by mail, it must be properly addressed and postmarked within 15 days after you signed the Release and sent by certified mail, return receipt requested, first-class postage prepaid.

Governing Law and Construction

This Release may not be changed, except in a writing that details the change and is signed by both you and the Company.

This Release will be governed and enforced solely under the laws of the State of Minnesota, without giving effect to the conflicts of law principles thereof. If any portion of this Release is deemed to be invalid or unenforceable, that portion will be deemed omitted and the remainder of this Release will remaining effect.

Remedies for Breach

If you breach or challenge the enforceability of this Release and do not prevail, you agree to reimburse the Company for any monetary consideration received by you pursuant to this Release and you agree to pay the reasonable attorneys’ fees and costs that the Company incurs in enforcing this Release; provided, however, that this provision has no applicability to claims that cannot be waived under the Age Discrimination in Employment Act, including the right to challenge whether this Release constitutes a knowing and voluntary waiver of claims within the meaning of the Act.

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Acknowledgement

By my signature below, I acknowledge and certify that:

a.

I have read and understand all of the terms of this Release and do not rely on any representation or statement, written or oral, not set forth in this Release; specifically, I understand that this Release includes a waiver and release of legal rights I may have;

b.	I have had a reasonable period of time to consider this Release;

c.	I am signing this Release knowingly and voluntarily and without pressure, and after having given the matter full and careful consideration;

d.	I have been advised to consult with an attorney of my choosing before signing this Release and I have had the opportunity to do so;

e.

I have the right to consider the terms of this Release for at least [21][45] days and if I take fewer than [21][45] days to review this Release, I hereby waive any and all rights to the balance of the [21][45]-day review period;

f.

I have the right to revoke this Release within 15 days after signing it, by providing written notice of revocation directed to Chief Human Resources Officer, Agiliti, Inc., 6625 West 78th Street, Suite 300, Minneapolis, MN 55439. If I revoke this Release during this 15-day period, it becomes null and void in its entirety; and

g.	This Release is not effective if it is signed before my Termination Date.

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If you accept this Release, please sign both copies, and then return both signed original copies to Chief Human Resources Officer, Agiliti, Inc., 6625 West 78th Street, Suite 300, Minneapolis, MN 55439 for countersignature. We will send you a fully executed original for your records.

AGILITI, INC.	THOMAS J. LEONARD:

Date:	Date:

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